Council Bluffs, Iowa ----- February 8, 2018 Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") announced its unaudited financial results for the three months ended December 31, 2017.

Results for the First Quarter of Fiscal 2018 (Amounts in $ and 000's, except Book Value per Unit)

	Three Months Ended December 31, 2017	Three Months Ended December 31, 2016
Net Income	1,181	5,632
Gross Margin	2,708	7,183
Modified EBITDA	4,165	8,197

Total Debt	12,534	20,566
Book Value (Members' Equity)	106,508	108,709
Book Value per basic unit *	7,992	8,157
* net of distributions

SIRE reported net income of $1.2 million, or $88.62 per unit, for the three months ended December 31, 2017, compared to a net income of $5.6 million, or $422.60 per unit, for the three months ended December 31, 2016.

SIRE revenue from operations was $50.5 million for the three months ended December 31, 2017, compared to $52.1 million for the three months ended December 31, 2016.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses was $4.2 million for the three months ended December 31, 2017, compared to $8.2 million for the three months ended December 31, 2016.

The Company's debt continues to shrink, as we were able to reduce our total debt outstanding by $8.0 million dollars compared to December 31, 2016. This reduction included a $1.5 million prepayment of our term loan for March 2018.

SIRE's book value was lower at December 31, 2017 by $2.2 million compared to December 31, 2016. However, the book value is net of $11.2 million paid in member distributions in February 2017, and accrued at December 31, 2017 for payment in January 2018. The aggregate amount of distributions made to our members totaled $840 per unit.

SIRE had $2.5 million in cash and cash equivalents and $36.0 million available under revolving loan agreements, for a total cash and available borrowings of $38.5 million at December 31, 2017. The cash flow provided by operating activities was $8.5 million compared to $9.9 million for the three months ended December 31, 2017 and 2016, respectively.

Brian Cahill, SIRE's President and CEO stated, “this first quarter of Fiscal 2018, we saw very tight margins, continuing the trends of the previous quarter. Corn prices are down slightly per bushel as compared to the first quarter of Fiscal 2017. However, ethanol prices in the U.S. have been trending downwards over the past twelve months. Demand for ethanol has been strong with the lower prices, both in the U.S. and abroad. The industry has continued to adjust and we expect margins to remain positive but are becoming more dependent on continued good export demand. Our distiller grains have also seen increased demand offset by reduced prices, and a shift to a heavier weighting of wet distiller grains."
During the first quarter of Fiscal 2018, SIRE produced 31.7 million gallons of ethanol, compared to 29.9 million gallons during the first quarter of Fiscal 2017. Cahill commented - "we continue to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, increasing our ethanol yield, with a balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)

	For the three months ended December 31,
	2017	2016
Revenues	$50,546	$52,065
Cost of Goods Sold	47,838	44,882
Gross Margin	2,708	7,183

General and administrative expenses	1,378	1,262
Interest and other (income) expense, net	149	289
Net Income	$1,181	$5,632

Weighted Average Units Outstanding, Basic	13,327	13,327
Weighted Average Units Outstanding, Diluted	14,386	14,442
Net Income per unit, Basic	$88.62	$422.60
Net Income per unit, Diluted	$82.09	$389.97

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $4.2 million for the three months ended December 31, 2017 , compared to $8.2 million for the three months ended December 31, 2016. The following sets forth the reconciliation of Net Income to Modified EBITDA for the periods indicated:

	For the three months ended
	December 31, 2017	December 31, 2016
	Unaudited	Unaudited
	in 000's	in 000's

Net Income	$1,181	$5,632
Interest expense, net	230	289
Depreciation	3,217	3,000
EBITDA	4,628	8,921

Unrealized Hedging (Gain)	(463)	(724)

Modified EBITDA	$4,165	$8,197

Statistical Information

	Three Months Ended December 31, 2017		Three Months Ended December 31, 2016
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and undenatured Ethanol	$39,720	78.6%	$41,611	79.9%
Distiller's Grains	$8,030	15.9%	$7,939	15.2%
Corn Oil	$2,559	5.1%	$2,279	4.4%
Other	$237	0.4%	$236	0.5%

Summary Balance Sheets
(Dollars in thousands)

	December 31, 2017	September 30, 2017
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$2,489	$1,487
Accounts receivable	11,601	13,295
Inventory	13,176	13,214
Other current assets	1,204	464
Total current assets	28,470	28,460
Net property, plant and equipment	115,237	118,226
Other assets	2,101	2,143
Total Assets	$145,808	$148,829

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments and accrued expenses	21,250	11,574
Current maturities of notes payable	5,043	6,538
Total current liabilities	26,293	18,112
Total long term liabilities	13,007	18,726
Total members' equity	106,508	111,991
Total Liabilities and Members' Equity	145,808	148,829

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392